EXHIBIT 11.1

                NATIONAL INSTRUMENTS CORPORATION AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)





                                                  Years Ended December 31,
                                                1999       1998       1997
                                              --------   --------   --------

Net income                                    $45,248    $37,386    $33,625
                                              ========   ========   ========

Basic earnings per share                      $  0.91    $  0.76    $  0.69
                                              ========   ========   ========

Weighted average shares outstanding-basic      49,776     49,248     48,845
                                              ========   ========   ========

Diluted earnings per share                    $  0.87    $  0.73    $  0.67
                                              ========   ========   ========

Weighted average shares outstanding-diluted    52,203     51,150     50,484
                                              ========   ========   ========


Calculation of weighted average shares:

   Weighted average common stock
     outstanding-basic                         49,776     49,248     48,845
   Weighted average common stock options,
     utilizing the treasury stock method        2,427      1,902      1,639
                                              --------   --------   --------

Weighted average shares outstanding-diluted    52,203     51,150     50,484
                                              ========   ========   ========